As filed with the U.S. Securities and Exchange Commission on December 8, 2023

Registration No. 333-233920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233920
UNDER THE SECURITIES ACT OF 1933

Arco Platform Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rua Augusta 2840, 9th floor, suite 91 Consolação, São Paulo – SP 01412-100, Brazil +55 (11) 3047-2655 (Address, including zip code, of registrant’s principal executive offices)

RESTRICTED SHARES GRANT PLAN OF ARCO PLATFORM LIMITED

(Full title of the plan)

Cogency Global Inc.

10 E 40th Street, 10th Floor

New York, New York 10016

+1 (212) 947-7200
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Arco Platform Limited (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-233920, filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2019, with respect to a total of 1,283,802 class A common shares of the Registrant, par value US$0.00005 per share, thereby registered for offer or sale pursuant to Registrant’s Restricted Shares Grant Plan of Arco Platform Limited.

On August 10, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Achieve Holdings (“Parent”) and Achieve Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Parent. On December 7, 2023 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brazil on December 8, 2023.

Arco Platform Limited

By:	/s/ Roberto Rabello Otero
Name:	Roberto Rabello Otero
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.